Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Mainz Biomed N.V.

We consent to the inclusion in the Form F-3 Registration Statement of Mainz Biomed N.V. (the “Company”) (File No. 333-269091), our report dated May 2, 2022, relating to our audits of the consolidated statement of financial position of Mainz Biomed N.V., as of December 31, 2020, the related consolidated statement of comprehensive loss, changes in shareholders’ equity (deficit) and cash flows for the year then ended.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ BF Borgers CPA PC

Certified Public Accountants

Lakewood, Colorado

April 7, 2023